COMPANY CONTACT:

Mark W. Brugger
(240) 744-1150

FOR IMMEDIATE RELEASE

TUESDAY, OCTOBER 16, 2007

DIAMONDROCK HOSPITALITY COMPANY REPORTS STRONG THIRD QUARTER RESULTS

BETHESDA, Maryland, October 16, 2007 - DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its third fiscal quarter 2007. The Company is a lodging focused real estate investment trust (“REIT”) that owns and acquires premium hotels in North America.

Third Quarter 2007 Highlights

•	RevPAR: Same-store revenue per available room (“RevPAR”) increased 11.5 percent over the comparable period in 2006.

•	Hotel Adjusted EBITDA Margins: Same-store hotel adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”) margins increased 245 basis points.

•	Adjusted EBITDA: The Company’s Adjusted EBITDA was $45.8 million.

•	Adjusted FFO: The Company reported adjusted funds from operations (“Adjusted FFO”) of $34.4 million and Adjusted FFO per share of $0.36.

•	Dividend: The Company declared a quarterly dividend of $0.24 per share during the third quarter.

•
Bethesda Refinancing: On July 31, 2007, the Company refinanced its $18.4 million fixed-rate mortgage debt on the Bethesda Marriott Suites with a $5.0 million variable-rate mortgage and a draw under its corporate credit facility.

William W. McCarten, chairman and chief executive officer, stated: “DiamondRock had a terrific third quarter as it continued to leverage a very strong travel environment. For the balance of 2007, we continue to see strong fundamentals with constrained supply in urban and resort markets and solid demand from all of our customer segments.”

Operating Results

Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margins,” “FFO,” “Adjusted FFO” and “Same-Store.” Moreover, the discussions of RevPAR and Hotel Adjusted EBITDA Margins exclude the Westin Boston Waterfront Hotel for the time period January 1 through June 21st due to the fact that this hotel was opened in June 2006 and there are no comparable statistics for the same period in the prior year.

For the third quarter, beginning June 16, 2007 and ended September 7, 2007, the Company reported the following:

•	Revenues of $168.0 million compared to $114.9 million for the comparable period in 2006.
•	Adjusted EBITDA of $45.8 million compared to $29.8 million for the comparable period in 2006.
•	Adjusted FFO and Adjusted FFO per diluted share of $34.4 million and $0.36, respectively, compared to $20.6 million and $0.29, respectively, for the comparable period in 2006.
•	Net income of $15.9 million (or $0.17 per diluted share) compared to $6.5 million (or $0.09 per diluted share) for the comparable period in 2006.

Same-store RevPAR for the third quarter increased 11.5 percent from $117.23 to $130.68 as compared to the same period in 2006, driven by a 6.4 percent increase in the average daily rate and a 3.6 percentage point increase in occupancy (from 74.3 percent to 77.9 percent). Same-store Hotel Adjusted EBITDA margins for our hotels increased 245 basis points over the same period in the prior year.

The third quarter Adjusted FFO benefited by approximately $1.0 million (or $0.01 per share) from lower income taxes compared with our prior quarterly guidance. However, our full year income tax projections remain unchanged.

Year-to-date, beginning January 1, 2007 and ended September 7, 2007, the Company reported the following:

•	Revenues of $481.3 million compared to $323.0 million for the comparable period in 2006.
•	Adjusted EBITDA of $134.4 million compared to $89.1 million for the comparable period in 2006.
•	Adjusted FFO and Adjusted FFO per diluted share of $98.2 million and $1.05, respectively, compared to $62.9 million and $0.99, respectively, for the comparable period in 2006.
•	Net income of $43.2 million (or $0.46 per diluted share) compared to $24.7 million (or $0.38 per diluted share) for the comparable period in 2006.

Same-store year-to-date RevPAR increased 10.0 percent from $117.76 to $129.48 as compared to the same period in 2006, driven by a 7.0 percent increase in the average daily rate and a 2.0 percentage point increase in occupancy (from 73.6 percent to 75.6 percent). Year-to-date, same-store Hotel Adjusted EBITDA margins for our hotels increased 173 basis points over the same period in the prior year.

The third quarter and full year results are impacted by the refinancing of the Bethesda Marriott Suites mortgage debt. The refinancing allowed the Company to lower its interest rate on the associated debt. The new mortgage loan has a three-year term, can be repaid at any time without penalty, and bears interest of LIBOR plus 95 basis points. Net income reflects a gain of $0.4 million, which is comprised of the removal of the $2.5 million debt premium offset by the $2.0 million prepayment penalty and the write-off of deferred financing costs of $0.1 million. The reported Adjusted EBITDA and Adjusted FFO amounts exclude the net gain from the refinancing of Bethesda Marriott Suites debt.

Operating Results Compared to Prior Guidance

The following is a chart showing our actual third quarter 2007 results compared to our guidance for the third quarter 2007:

	3Q 2007 Guidance	Actual 3Q 2007 Results
RevPAR Growth	9% to 10%	11.5%
Hotel Adjusted EBITDA Margins	150 to 200 basis points	245 basis points
Adjusted EBITDA	$43.5 to $45.5 million	$45.8 million
Adjusted FFO	$30.9 to $32.9 million	$34.4 million
Adjusted FFO/Share	$0.32 to $0.35 per diluted share	$0.36 per diluted share

Balance Sheet

As of the end of the third quarter, the Company had total assets of approximately $2.1 billion. Cash and cash equivalents were $53.7 million, including $28.0 million of restricted cash.

As of the end of the third quarter, the Company had total debt of approximately $864.0 million, comprised primarily of $825.5 million of property specific mortgages and $38.5 million drawn on our unsecured credit facility. The Company’s debt has a weighted average interest rate of 5.7 percent and a weighted average maturity of 7.7 years as of September 7, 2007. Nine of the Company’s 21 hotels were unencumbered by mortgage debt as of September 7, 2007.

As of the end of the third quarter, the Company continued to own 100% of its properties directly and has issued no operating partnership units or preferred stock.

Outlook

The Company is providing guidance, but does not undertake to update it for any developments in our business. Achievement of the anticipated results is subject to the risks disclosed in our filings with the Securities and Exchange Commission. The RevPAR guidance is presented on a pro forma basis as it assumes that we owned all of our hotels for the comparable prior year periods.

We are reaffirming our guidance for the full year 2007:

•	Same-store RevPAR to increase 8 to 10 percent.

•	Hotel Adjusted EBITDA Margins to increase 150 to 200 basis points.

•	Adjusted EBITDA of $204 million to $208 million.

•	Adjusted FFO of $148.6 million to $152.6 million.

•	Adjusted FFO per share of $1.58 to $1.62, based on 94.3 million diluted weighted average shares.

Based on our current forecast, we expect to be towards the middle of our full year 2007 Adjusted EBITDA and Adjusted FFO guidance. In addition, we currently estimate that 2008 RevPAR growth will be in the 6 to 8 percent range.

Dividends for Third Quarter 2007

On September 18, 2007, a cash dividend of $0.24 per share was paid to shareholders of record as of September 7, 2007, the last day of our fiscal third quarter.

2007 Major Capital Expenditures

We have and continue to make significant capital investments in our hotels. In 2007, we expect to incur approximately $70 to $80 million of capital improvements at our hotels. We incurred $38.5 million of capital projects for the period from January 1, 2007 to September 7, 2007. The status of our most significant projects is as follows:

•
Chicago Marriott Downtown: The Company is currently completing a $35 million renovation of the hotel. The renovation includes a complete redo of all the meeting rooms and ballrooms, adding 17,000 square feet of new meeting space, reconcepting and relocating the restaurant, expanding the lobby bar and creating a Marriott “great room” in the lobby. The work began during the third quarter of 2007 and will be completed in the first half of 2008.  The estimated disruption of approximately $1.5 million to Hotel Adjusted EBITDA, mainly associated with the ballroom renovations, will occur primarily in the first quarter of 2008.

•
Westin Boston Waterfront: The Company is currently planning the construction of approximately $18 million of improvements to the unfinished shell space attached to the hotel. The improvements include the creation of over 37,000 square feet of meeting/exhibit space. The project will be completed in the first quarter of 2008.

•
Oak Brook Hills Marriott Resort: The Company completed a significant renovation of the hotel in early 2007. The renovation included the guestrooms and bathrooms, the main ballroom and meeting rooms, the restaurant, lounge and lobby.

•	Los Angeles Airport Marriott: The Company completed the renovation of 19 suites during the second quarter of 2007 and plans to renovate the breakout meeting rooms in the fourth quarter of 2007.

•	Griffin Gate: The Company added a spa, repositioned and reconcepted the hotel restaurants as well as added meeting space to the hotel. These projects were completed during the second quarter of 2007.

•	Westin Atlanta North: The Company completed the renovation of the guestrooms during the third quarter of 2007.

Earnings Call

We will host a conference call to discuss our third quarter 2007 results and our 2007 guidance on Tuesday, October 16, 2007, at 2:00 pm Eastern Time (ET). To participate in the live call, investors are invited to dial 1-888-680-0894 (for domestic callers) or 617-213-4860 (for international callers). The participant passcode is 63024278. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for 30 days.

About the Company

DiamondRock Hospitality Company is a self-advised REIT that is an owner and acquirer of premium hotel properties. We currently own 21 hotels with almost 10,000 guestrooms. For further information, please visit our website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovation on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reporting Periods for Statement of Operations

The results we report in our consolidated statements of operations are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our hotel properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Noble Management Group, LLC, our manager of the Westin Atlanta North, Vail Resorts, our manager of the Vail Marriott, Hilton Hotels Corporation, our manager of the Conrad Chicago, and Westin Hotel Management, L.P., our manager of the Westin Boston Waterfront report results on a monthly basis. Additionally, the Company, as a REIT, is required by tax law to report results on a calendar year. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always include the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report any results for Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, or for the Westin Boston Waterfront for the month of operations that ends after our fiscal quarter-end because neither Vail Resorts, Noble Management Group, LLC, Hilton Hotels Corporation, Westin Hotel Management, L.P., nor Marriott International make mid-month results available to us. As a result, our quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, and the Westin Boston Waterfront as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

Ground Leases

Four of our hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, Salt Lake City Downtown Marriott, and the Westin Boston Waterfront. In addition, part of a parking structure at a fifth hotel and two golf courses at two additional hotels are also subject to ground leases. In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease. For the third quarter 2007, contractual cash rent payable on the ground leases totaled $0.4 million and the Company recorded approximately $2.2 million in ground rent expense. The non-cash portion of ground rent expense recorded for the third fiscal quarter was $1.8 million.

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS
	September 7, 2007	December 31, 2006
	(Unaudited)

Property and equipment, at cost	$2,094,212	$1,761,748
Less: accumulated depreciation	(126,620)	(75,322)
	1,967,592	1,686,426

Deferred financing costs, net	4,267	3,764
Restricted cash	28,045	28,595
Due from hotel managers	66,156	57,753
Favorable lease assets, net	42,303	10,060
Prepaid and other assets	12,985	12,676
Cash and cash equivalents	25,702	19,691

Total assets	$2,147,050	$1,818,965

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Debt, at face amount	$863,981	$841,151
Debt premium	-	2,620

Total debt	863,981	843,771

Deferred income related to key money	16,250	11,495
Unfavorable contract liabilities, net	86,652	87,843
Due to hotel managers	34,681	34,545
Dividends declared and unpaid	22,920	13,871
Accounts payable and accrued expenses	45,345	42,512

Total other liabilities	205,848	190,266

Shareholders' Equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value; 200,000,000 shares authorized; 94,730,813 and 76,191,632 shares issued and outstanding at September 7, 2007 and December 31, 2006, respectively	947	762
Additional paid-in capital	1,144,666	826,918
Accumulated deficit	(68,392)	(42,752)

Total shareholders’ equity	1,077,221	784,928

Total liabilities and shareholders’ equity	$2,147,050	$1,818,965

DIAMONDROCK HOSPITALITY COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Quarters Ended September 7, 2007 and September 8, 2006 and the Periods from January 1, 2007 to September 7, 2007 and January 1, 2006 to September 8, 2006
(in thousands, except per share amounts)

	Fiscal Quarter Ended September 7, 2007	Fiscal Quarter Ended September 8, 2006	Period from January 1, 2007 to September 7, 2007	Period from January 1, 2006 to September 8, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Rooms	$110,818	$76,805	$312,615	$212,593
Food and beverage	47,703	31,320	143,545	92,065
Other	9,490	6,774	25,130	18,330

Total revenues	168,011	114,899	481,290	322,988

Operating Expenses:

Rooms	26,059	18,324	71,895	49,293
Food and beverage	33,859	21,832	98,135	62,141
Management fees	6,807	4,427	19,973	12,124
Other hotel expenses	54,156	40,301	153,178	109,274
Depreciation and amortization	17,490	12,797	51,193	33,922
Corporate expenses	3,271	2,812	9,692	8,025

Total operating expenses	141,642	100,493	404,066	274,779

Operating profit	26,369	14,406	77,224	48,209

Other Expenses (Income):

Interest income	(487)	(1,296)	(1,755)	(2,687)
Interest expense	11,704	9,058	35,084	24,190
Gain on early extinguishment of debt, net	(359)	-	(359)	-

Total other expenses	10,858	7,762	32,970	21,503

Income before income taxes	15,511	6,644	44,254	26,706

Income tax benefit (expense)	357	(173)	(1,083)	(1,972)

Net income	$15,868	$6,471	$43,171	$24,734

Earnings per share:

Basic and diluted	$0.17	$0.09	$0.46	$0.38

DIAMONDROCK HOSPITALITY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Period from January 1, 2007 to September 7, 2007	Period from January 1, 2006 to September 8, 2006
Cash flows from operating activities:	(Unaudited)	(Unaudited)
Net income	$43,171	$24,734
Adjustments to reconcile net income to net cash provided by operating activities:

Real estate depreciation	51,193	33,922
Corporate asset depreciation as corporate expenses	119	108
Non-cash ground rent	5,422	5,113
Non-cash financing costs as interest	531	669
Gain on early extinguishment of debt, net	(359)	-
Amortization of debt premium and unfavorable contract liabilities	(1,278)	(938)
Amortization of deferred income	(245)	(207)
Stock-based compensation	2,842	2,020
Yield support received	1,742	-
Non-cash yield support recognized	(601)	(2,377)
Changes in assets and liabilities:
Prepaid expenses and other assets	(808)	(128)
Restricted cash	(226)	967
Due to/from hotel managers	(9,232)	(1,389)
Accounts payable and accrued expenses	582	401

Net cash provided by operating activities	92,853	62,895

Cash flows from investing activities:
Hotel acquisitions	(331,325)	(145,566)
Hotel capital expenditures	(36,245)	(38,959)
Receipt of deferred key money	5,000	1,500
Change in restricted cash	776	(2,712)
Purchase deposits	-	(10,000)

Net cash used in investing activities	(361,794)	(195,737)

Cash flows from financing activities:
Repayments of credit facilities	(52,500)	(33,000)
Draws on credit facilities	91,000	24,000
Proceeds from mortgage debt	5,000	271,000
Repayments of mortgage debt	(18,392)	(325,500)
Proceeds from short-term loan	-	79,500
Prepayment penalty on early extinguishment of debt	(1,972)	-
Scheduled mortgage debt principal payments	(2,277)	(2,247)
Payment of financing costs	(1,236)	(1,272)
Proceeds from sale of common stock	317,935	239,230
Payment of costs related to sale of common stock	(380)	(1,205)
Repurchase of shares	(2,720)	(3,077)
Payment of dividends	(59,506)	(30,937)

Net cash provided by financing activities	$274,952	$216,492

DIAMONDROCK HOSPITALITY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(in thousands)

	Period from January 1, 2007 to September 7, 2007	Period from January 1, 2006 to September 8, 2006
	(Unaudited)	(Unaudited)
Net increase in cash and cash equivalents	$6,011	$83,650
Cash and cash equivalents, beginning of period	19,691	9,432

Cash and cash equivalents, end of period	$25,702	$93,082

Supplemental Disclosure of Cash Flow Information:

Cash paid for interest	$34,180	$21,443
Cash paid for income taxes	$430	$926
Capitalized interest	$143	$381

Non Cash Investing and Financing Activities:

Assumption of mortgage debt	$-	$220,000

Non-GAAP Financial Measures

We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA, (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.
EBITDA represents net income excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical (in 000s)
	Fiscal Quarter Ended September 7, 2007	Fiscal Quarter Ended September 8, 2006
Net income	$15,868	$6,471
Interest expense	11,704	9,058
Income tax (benefit) / expense	(357)	173
Depreciation and amortization	17,490	12,797
EBITDA	$44,705	$28,499

	Historical (in 000s)
	Period from January 1, 2007 to September 7, 2007	Period from January 1, 2006 to September 8, 2006
Net income	$43,171	$24,734
Interest expense	35,084	24,190
Income tax expense	1,083	1,972
Depreciation and amortization	51,193	33,922
EBITDA	$130,531	$84,818

	Forecast Full Year 2007 (in 000s)
	Low End	High End
Net income	$62,600	$66,600
Interest expense	50,800	50,800
Income tax expense	4,600	4,600
Depreciation and amortization	79,900	79,900
EBITDA	$197,900	$201,900

Management also evaluates our performance by reviewing Adjusted EBITDA because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.
•
The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•
Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•
Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

•
Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

	Historical (in 000s)
	Fiscal Quarter Ended September 7, 2007	Fiscal Quarter Ended September 8, 2006
EBITDA	$44,705	$28,499
Gain on early extinguishment of debt	(359)	-
Non-cash ground rent	1,830	1,701
Non-cash amortization of unfavorable contract liabilities	(397)	(397)
Adjusted EBITDA	$45,779	$29,803

	Historical (in 000s)
	Period from January 1, 2007 to September 7, 2007	Period from January 1, 2006 to September 8, 2006
EBITDA	$130,531	$84,818
Gain on early extinguishment of debt	(359)	-
Non-cash ground rent	5,424	5,113
Non-cash amortization of unfavorable contract liabilities	(1,191)	(825)
Adjusted EBITDA	$134,405	$89,106

	Forecast Full Year 2007 (in 000s)
	Low End	High End
EBITDA	$197,900	$201,900
Non-cash ground rent	7,800	7,800
Non-cash amortization of unfavorable contract liabilities	(1,700)	(1,700)
Adjusted EBITDA	$204,000	$208,000

We compute FFO in accordance with standards established by NAREIT (which defines FFO as net income determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in assessing our results.

	Historical (in 000s)
	Fiscal Quarter Ended September 7, 2007	Fiscal Quarter Ended September 8, 2006
Net income	$15,868	$6,471
Real estate related depreciation and amortization	17,490	12,797
FFO	$33,358	$19,268
FFO per Share (Basic and Diluted)	$0.35	$0.27

	Historical (in 000s)
	Period from January 1, 2007 to September 7, 2007	Period from January 1, 2006 to September 8, 2006
Net income	$43,171	$24,734
Real estate related depreciation and amortization	51,193	33,922
FFO	$94,364	$58,656
FFO per Share (Basic and Diluted)	$1.01	$0.91

	Forecast Full Year 2007 (in 000s)
	Low End	High End
Net income	$62,600	$66,600
Real estate related depreciation and amortization	79,900	79,900
FFO	$142,500	$146,500
FFO per Share (Basic and Diluted)	$1.51	$1.55

Management also evaluates our performance by reviewing Adjusted FFO because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.
•
The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•
Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•
Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•
Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from FFO.

	Historical (in 000s)
	Fiscal Quarter Ended September 7, 2007	Fiscal Quarter Ended September 8, 2006
FFO	$33,358	$19,268
Gain on early extinguishment of debt	(359)	-
Non-cash ground rent	1,830	1,701
Non-cash amortization of unfavorable contract liabilities	(397)	(397)
Adjusted FFO	$34,432	$20,572
Adjusted FFO per Share (Basic and Diluted)	$0.36	$0.29

	Historical (in 000s)
	Period from January 1, 2007 to September 7, 2007	Period from January 1, 2006 to September 8, 2006
FFO	$94,364	$58,656
Gain on early extinguishment of debt	(359)	-
Non-cash ground rent	5,424	5,113
Non-cash amortization of unfavorable contract liabilities	(1,191)	(825)
Adjusted FFO	$98,238	$62,944
Adjusted FFO per Share (Basic and Diluted)	$1.05	$0.99

	Forecast Full Year 2007 (in 000s)
	Low End	High End
FFO	$142,500	$146,500
Non-cash ground rent	7,800	7,800
Non-cash amortization of unfavorable contract liabilities	(1,700)	(1,700)
Adjusted FFO	$148,600	$152,600
Adjusted FFO per Share (Basic and Diluted)	$1.58	$1.62

Certain Definitions

In this release, when we discuss our hotels on a “Same-Store” basis, we are discussing all of our hotels except the newly built Westin Boston Waterfront, which we exclude for all periods prior to its opening in June 2006 and the comparable period in 2007.

In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. Hotel EBITDA represents hotel net income excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

Market Capitalization as of September 7, 2007 (in thousands except per share data)

Enterprise Value	September 7, 2007

Common equity capitalization (at 9/7/07 closing price of $17.04/share)	$1,627,344
Consolidated debt	863,981
Cash and cash equivalents	(25,702)

Total enterprise value	$2,465,623

Dividend Per Share

Common dividend declared (holders of record on Sept. 7, 2007)	$0.24

Share Reconciliation

Common shares outstanding, held by third parties	91,107
Common shares outstanding, held by Marriott International	3,000
Common shares outstanding, held by corporate officers and directors	624
Subtotal	94,731

Unvested restricted stock held by management and employees	346
Share grants under deferred compensation plan held by corporate officers	424

Combined shares outstanding	95,501

Debt Summary at September 7, 2007
(dollars in thousands)

Property	Interest Rate	Term	Outstanding Principal	Maturity

Courtyard Manhattan / Midtown East	5.195%	Fixed	$ 42,575	December 2009
Salt Lake City Marriott Downtown	5.500%	Fixed	36,099	January 2015
Courtyard Manhattan / Fifth Avenue	6.480%	Fixed	51,000	June 2016
Marriott Griffin Gate Resort	5.110%	Fixed	29,307	January 2010
Bethesda Marriott Suites	6.460%	Variable	5,000	August 2010
Los Angeles Airport Marriott	5.300%	Fixed	82,600	July 2015
Marriott Frenchman’s Reef	5.440%	Fixed	62,500	August 2015
Renaissance Worthington	5.400%	Fixed	57,400	July 2015
Orlando Airport Marriott	5.680%	Fixed	59,000	December 2015
Chicago Marriott Downtown	5.975%	Fixed	220,000	April 2016
Austin Renaissance Hotel	5.507%	Fixed	83,000	December 2016
Waverly Renaissance Hotel	5.503%	Fixed	97,000	December 2016
Line of Credit	6.460%	Variable	38,500	February 2011
Total Debt			$ 863,981

Pro Forma Operating Statistics (1)

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	3Q 2007	3Q 2006	B/(W)	3Q 2007	3Q 2006	B/(W)	3Q 2007	3Q 2006	B/(W)	3Q 2007	3Q 2006	B/(W)

Atlanta Alpharetta	$153.25	$139.41	9.9%	58.1%	64.6%	(6.5%)	$89.01	$90.06	(1.2%)	31.5%	30.1%	1.38%
Westin Atlanta North (2)	$137.30	$142.89	(3.9%)	63.6%	67.4%	(3.8%)	$87.35	$96.30	(9.3%)	20.9%	30.4%	(9.44%)
Atlanta Waverly	$134.82	$129.53	4.1%	68.3%	66.6%	1.7%	$92.15	$86.28	6.8%	23.6%	23.0%	0.63%
Austin	$144.96	$137.33	5.6%	69.9%	65.0%	4.8%	$101.27	$89.29	13.4%	22.2%	16.0%	6.18%
Bethesda Marriott Suites (3)	$175.22	$162.87	7.6%	74.1%	76.3%	(2.2%)	$129.82	$124.21	4.5%	38.8%	26.5%	12.24%
Boston Westin (2)	$208.63	$201.02	3.8%	80.6%	66.6%	14.0%	$168.08	$133.80	25.6%	33.4%	23.2%	10.23%
Buckhead SpringHill Suites	$112.24	$108.28	3.7%	64.4%	68.6%	(4.2%)	$72.26	$74.26	(2.7%)	34.1%	29.8%	4.29%
Chicago Marriott	$204.74	$196.89	4.0%	88.5%	88.6%	(0.1%)	$181.19	$174.52	3.8%	31.2%	32.1%	(0.91%)
Chicago Conrad (2)	$251.68	$218.05	15.4%	89.7%	74.8%	14.9%	$225.77	$163.21	38.3%	40.6%	26.5%	14.17%
Courtyard Fifth Avenue	$269.67	$236.93	13.8%	93.2%	90.9%	2.3%	$251.34	$215.30	16.7%	38.8%	35.5%	3.27%
Courtyard Midtown East	$268.17	$236.15	13.6%	93.2%	88.4%	4.8%	$249.98	$208.79	19.7%	39.3%	38.5%	0.84%
Frenchman's Reef (2)	$187.73	$172.72	8.7%	87.7%	83.5%	4.2%	$164.68	$144.25	14.2%	16.7%	16.3%	0.41%
Griffin Gate Marriott	$132.14	$124.79	5.9%	72.9%	69.7%	3.2%	$96.38	$87.02	10.8%	25.4%	25.1%	0.27%
Los Angeles Airport	$115.72	$110.79	4.4%	84.0%	73.9%	10.0%	$97.15	$81.89	18.6%	22.0%	20.2%	1.73%
Oak Brook Hills (4)	$141.36	$134.07	5.4%	67.4%	69.1%	(1.7%)	$95.30	$92.70	2.8%	42.0%	37.0%	4.95%
Orlando Airport Marriott (4)	$108.56	$96.43	12.6%	72.7%	66.6%	6.1%	$78.94	$64.19	23.0%	19.0%	19.5%	(0.52%)
Salt Lake City Marriott	$145.53	$132.30	10.0%	71.1%	68.9%	2.2%	$103.40	$91.14	13.5%	31.1%	24.9%	6.18%
Sonoma Renaissance	$253.86	$247.50	2.6%	79.2%	80.1%	(0.9%)	$201.08	$198.29	1.4%	31.9%	31.4%	0.56%
Torrance Marriott	$114.60	$112.05	2.3%	91.0%	85.1%	6.0%	$104.34	$95.32	9.5%	28.1%	25.7%	2.45%
Vail Marriott (2)	$160.41	$156.47	2.5%	68.3%	64.8%	3.6%	$109.60	$101.35	8.1%	21.5%	21.4%	0.04%
Renaissance Worthington	$161.18	$155.13	3.9%	70.9%	72.0%	(1.0%)	$114.31	$111.61	2.4%	20.3%	21.2%	(0.92%)

(1) In some cases, the operating statistics include the results of operations of the hotels under previous ownership for the comparable prior year period to our ownership periods.

(2) The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the third quarter and include the months of June, July and August. The operating statistics for the Boston Westin only include the results from June 21, 2007 to August 31, 2007 and June 21, 2006 to August 31, 2006, respectively. This hotel was newly built in 2006 and commenced operations on June 21, 2006.

(3) Hotel Adjusted EBITDA Margins benefited from the elimination of 2007 incentive management fees as a result of the debt refinancing. Incentive management fees for the third quarter of 2006 were approximately $0.1 million.

(4) Hotel Adjusted EBITDA Margins are impacted by yield support as follows: $0.4 million and $0.5 million for Oak Brook Hills in third quarters of 2007 and 2006, respectively, and $0.2 million for the Orlando Airport Marriott in third quarter of 2006.

Hotel Adjusted EBITDA Reconciliation

	3rd Quarter 2007
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (1)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,514	$856	$250	$-	$-	$1,106
Westin Atlanta North (2)	$4,157	$281	$588	$-	$-	$869
Atlanta Waverly	$7,486	$(390)	$908	$1,249	$-	$1,767
Austin	$7,161	$(259)	$767	$1,083	$-	$1,591
Bethesda Marriott Suites (3)	$3,897	$(896)	$702	$231	$1,474	$1,511
Boston Westin (2)	$19,567	$4,017	$2,399	$-	$123	$6,539
Buckhead SpringHill Suites	$1,494	$225	$285	$-	$-	$510
Chicago Marriott	$25,640	$2,917	$2,389	$3,050	$(365)	$7,991
Chicago Conrad (2)	$8,712	$2,610	$931	$-	$-	$3,541
Courtyard Fifth Avenue	$3,939	$260	$439	$757	$72	$1,528
Courtyard Midtown East	$6,811	$1,651	$509	$516	$-	$2,676
Frenchman's Reef (2)	$12,603	$721	$585	$793	$-	$2,099
Griffin Gate Marriott	$6,547	$625	$681	$353	$1	$1,660
Los Angeles Airport	$13,402	$759	$1,173	$1,011	$-	$2,943
Oak Brook Hills	$8,047	$2,225	$1,028	$-	$125	$3,378
Orlando	$4,785	$(601)	$675	$837	$-	$911
Salt Lake City Marriott	$6,282	$767	$706	$478	$-	$1,951
Sonoma Renaissance	$5,063	$1,153	$463	$-	$-	$1,616
Torrance Marriott	$6,023	$1,010	$684	$-	$-	$1,694
Vail Marriott (2)	$5,882	$591	$672	$-	$-	$1,263
Renaissance Worthington	$7,000	$59	$643	$714	$3	$1,419

(1) The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of our unfavorable contract liabilities, and gains from the early extinguishment of debt.

(2) The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the third quarter and include the months of June, July, and August.

(3) Hotel Adjusted EBITDA benefited from the elimination of 2007 incentive management fees as a result of the debt refinancing. Incentive management fees for the third quarter of 2006 were approximately $0.1 million.

Hotel Adjusted EBITDA Reconciliation (1)

	3rd Quarter 2006
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,527	$729	$331	$-	$-	$1,060
Westin Atlanta North (3)	$4,767	$890	$556	$-	$-	$1,446
Atlanta Waverly	$7,413	$777	$926	$-	$-	$1,703
Austin	$6,076	$207	$767	$-	$-	$974
Bethesda Marriott Suites	$3,660	$(1,511)	$664	$355	$1,463	$971
Boston Westin (3)	$10,902	$2,529	$-	$-	$-	$2,529
Buckhead SpringHill Suites	$1,529	$187	$269	$-	$-	$456
Chicago Marriott	$24,426	$2,661	$2,344	$3,195	$(365)	$7,835
Chicago Conrad (3)	$6,207	$487	$1,156	$-	$-	$1,643
Courtyard Fifth Avenue	$3,386	$(61)	$407	$781	$74	$1,201
Courtyard Midtown East	$5,690	$1,161	$491	$536	$-	$2,188
Frenchman's Reef (3)	$10,940	$(126)	$1,104	$800	$-	$1,778
Griffin Gate Marriott	$5,775	$526	$557	$367	$(1)	$1,449
Los Angeles Airport	$11,517	$198	$1,212	$919	$-	$2,329
Oak Brook Hills	$7,192	$1,618	$921	$-	$125	$2,664
Orlando	$3,977	$(983)	$1,004	$756	$-	$777
Salt Lake City Marriott	$5,670	$300	$627	$484	$-	$1,411
Sonoma Renaissance	$5,047	$962	$621	$-	$-	$1,583
Torrance Marriott	$5,149	$798	$524	$-	$-	$1,322
Vail Marriott (3)	$5,147	$540	$563	$-	$-	$1,103
Renaissance Worthington	$7,500	$294	$563	$731	$-	$1,588

(1) In some cases, amounts include the results of operations of the hotels under previous ownership for the comparable period to our ownership periods.

(2) The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of our unfavorable contract liabilities, and gains from the early extinguishment of debt.

(3) The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the third quarter and include the months of June, July, and August. The operating statistics for the Boston Westin only include the results from June 21, 2006 to August 31, 2006. This hotel was newly built in 2006 and commenced operations on June 21, 2006.